Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Q1 2013 diluted EPS of $1.64, up 17%

HIGHLIGHTS
- Q1 2013 Company-owned comparable net bakery-cafe sales up 3.3%, despite 100 to 150 basis points of unfavorable weather impact
- April 2013 (27 days to date) Company-owned comparable net bakery-cafe sales up 5.0%
- Q1 2013 Revenue increased 13% to $562 million
- Q2 2013 EPS target of $1.74 to $1.78 (up 16% to 19% versus Q2 2012)
- FY 2013 EPS growth target maintained at 17% to 19% versus FY 2012

St. Louis, MO, April 23, 2013 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $48 million, or $1.64 per diluted share, for the fiscal first quarter ended March 26, 2013. The first quarter fiscal 2013 results compare to net income of $41 million, or $1.40 per diluted share, for the fiscal first quarter ended March 27, 2012, and represent a 17% year-over-year increase in diluted earnings per share. The first quarter fiscal 2013 results include a $2.2 million, or $0.05 per diluted share, benefit from resolution of legal and tax matters.

The Company's first quarter fiscal 2013 consolidated statements of comprehensive income and margin analyses are attached as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	March 26, 2013	March 27, 2012

Total revenue	$561,779	$498,579	13%
Net income	$48,117	$41,184	17%
Diluted earnings per share	$1.64	$1.40	17%
Shares used in diluted EPS	29,326	29,458

First Quarter Fiscal 2013 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the first quarter fiscal 2013, Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales each increased 3.3% compared to the comparable period in fiscal 2012. Two year Company-owned comparable net bakery-cafes sales increased 10.8%, two year franchise-operated comparable net bakery-cafe sales increased 8.5%, and two year system-wide comparable net bakery-cafe sales increased 9.6%.

The Company-owned comparable net bakery-cafe sales increase of 3.3% in the first quarter fiscal 2013 was comprised of year-over-year average check growth of 5.7% and transaction decline of 2.4%. Further, within the quarter, comparable net bakery-cafe sales at Company-owned bakery-cafes were up 5.4% in January, up 0.8% in February, and up 4.6% in March. This performance was adversely affected by severe weather throughout the United States in February and then severe weather in March that directly impacted the Midwest, including our St. Louis market, which we believe resulted in 100 to 150 basis points of unfavorable impact on the quarter overall. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.

Operating Margin

In the first quarter fiscal 2013, the Company generated operating margin improvement of approximately 10 basis points compared to the first quarter fiscal 2012. This increase was driven primarily by lower general and administrative expenses as a percentage of total revenues and improved margins on fresh dough and other product sales to franchisees.

New Bakery-Cafe Development and AWS

During the first quarter fiscal 2013, the Company opened 10 new bakery-cafes and its franchisees opened 12 new bakery-cafes. As a result, there were 1,673 bakery-cafes open system-wide as of March 26, 2013.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of December 25, 2012	809	843	1,652
Bakery-cafes opened	10	12	22
Bakery-cafes closed	(1)	—	(1)
Bakery-cafes as of March 26, 2013	818	855	1,673

Average weekly sales (“AWS”) for Company-owned new bakery-cafes through the first quarter fiscal 2013 were $61,912 compared to $51,331 in the same period of fiscal 2012. AWS for franchise-operated new bakery-cafes through the first quarter fiscal 2013 were $51,543 compared to $47,982 in the same period of fiscal 2012. A schedule of the first quarter fiscal 2013 AWS is attached as Schedule II.

Use of Capital

During the first quarter fiscal 2013, the Company repurchased 122,700 shares at an average price of $162.84 per share for an aggregate purchase price of $20 million. The share repurchase had a nominal impact on the Company's first quarter fiscal 2013 earnings per diluted share. The Company has approximately $560 million available under its existing $600 million repurchase authorization as of the date of this release.

Second Quarter Fiscal 2013 Outlook

Second Quarter Fiscal 2013 Targets

Diluted EPS Target

The Company's second quarter fiscal 2013 diluted earnings per share target assumes earnings per diluted share of $1.74 to $1.78, which would represent an increase of 16% to 19% in the second quarter fiscal 2013 versus the comparable period in fiscal 2012.

The second quarter fiscal 2013 diluted earnings per share target includes the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's second quarter fiscal 2013 Company-owned comparable net bakery-cafe sales growth is targeted at 4.0% to 5.0% versus the comparable period in fiscal 2012.

The Company announced today Company-owned comparable net bakery-cafe sales in the first 27 days of the second quarter fiscal 2013 were up approximately 5.0%.

Operating Margin Target

In the second quarter fiscal 2013, the Company anticipates its operating margin will be 25 to 75 basis points favorable on a year-over-year basis, primarily due to higher margins on fresh dough and other product sales to franchisees and improved leverage of general and administrative expenses.

Full Year Fiscal 2013 Outlook

Diluted EPS Target

The Company is maintaining its target for fiscal 2013 earnings per diluted share growth of 17% to 19% as compared to fiscal 2012. The diluted earnings per share growth target includes the favorable impact of the 53rd week in fiscal 2013 but does not assume additional share repurchases.

This full year fiscal 2013 diluted earnings per share target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is lowering its target for Company-owned comparable net bakery-cafe sales growth for fiscal 2013 to 4.0% to 5.0% from its previous target of 4.5% to 5.5%, primarily due to lower than expected first quarter fiscal 2013 comparable net bakery-cafe sales growth, which was impacted by severe weather.

Operating Margin Target

For fiscal 2013, the Company is maintaining its previous target for operating margin of flat to 50 basis points favorable when compared to fiscal 2012. This target reflects anticipated incremental investments to provide greater access for customers, increased operational capabilities, and improvement to the Company's core enterprise systems.

New Bakery-Cafe Development and AWS

The Company is maintaining its target of 115 to 125 system-wide new bakery-cafe openings in fiscal 2013. The average weekly net sales performance for new Company-owned bakery-cafes is now expected to be at the high-end of the previously provided targeted range of $40,000 to $42,000 for fiscal 2013.

Concluding Comment

Ron Shaich, Chairman and Co-CEO, commented, “We are pleased to report 17% EPS growth in the first quarter of 2013 despite inclement weather that impacted Panera as well as the overall restaurant industry.  We believe we are in a strong position to hit our 2013 EPS targets. In addition, we are confident that the substantial investments we are making in food, marketing, catering and operational improvements will lay the foundation for our success over the next 3 to 5 years."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, April 24, 2013 to discuss the first quarter fiscal 2013 results, preliminary comparable net bakery-cafe sales results for the first 27 days of the second quarter fiscal 2013, and earnings targets and business outlook for the second quarter and full year fiscal 2013. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of it's brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,673 bakery-cafes as of March 26, 2013 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 25, 2012 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 26, 2013	March 27, 2012
Revenues:
Bakery-cafe sales, net	$497,519	$439,215
Franchise royalties and fees	26,577	24,822
Fresh dough and other product sales to franchisees	37,683	34,542
Total revenues	561,779	498,579
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$146,417	$129,028
Labor	148,598	133,827
Occupancy	36,153	31,108
Other operating expenses	67,945	57,516
Total bakery-cafe expenses	399,113	351,479
Fresh dough and other product cost of sales to franchisees	32,598	30,145
Depreciation and amortization	24,365	21,321
General and administrative expenses	28,307	26,667
Pre-opening expenses	1,091	1,611
Total costs and expenses	485,474	431,223
Operating profit	76,305	67,356
Interest expense	302	210
Other (income) expense, net	(2,420)	438
Income before income taxes	78,423	66,708
Income taxes	30,306	25,524
Net income	$48,117	$41,184

Earnings per common share:
Basic	$1.65	$1.41
Diluted	$1.64	$1.40
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,150	29,183
Diluted	29,326	29,458

Other comprehensive loss, net of tax:
Foreign currency translation adjustment	$(366)	$(28)
Other comprehensive loss	(366)	(28)
Comprehensive income	$47,751	$41,156

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	March 26, 2013	March 27, 2012
Revenues:
Bakery-cafe sales, net	88.6%	88.1%
Franchise royalties and fees	4.7	5.0
Fresh dough and other product sales to franchisees	6.7	6.9
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.4%	29.4%
Labor	29.9	30.5
Occupancy	7.3	7.1
Other operating expenses	13.7	13.1
Total bakery-cafe expenses	80.2	80.0
Fresh dough and other product cost of sales to franchisees (2)	86.5	87.3
Depreciation and amortization	4.3	4.3
General and administrative expenses	5.0	5.3
Pre-opening expenses	0.2	0.3
Total costs and expenses	86.4	86.5
Operating profit	13.6	13.5
Interest expense	0.1	—
Other (income) expense, net	(0.4)	0.1
Income before income taxes	14.0	13.4
Income taxes	5.4	5.1
Net income	8.6%	8.3%

Other comprehensive loss	(0.1)	—
Comprehensive income	8.5%	8.3%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide AWS
	2013[a]	2012	2011	2010	2009
AWS	$46,968	$46,676	$44,313	$42,852	$39,926

[a] Represents year-to-date system-wide average weekly sales ("AWS") at the end of the first quarter fiscal 2013.

	2013 Company-Owned AWS By Year Opened					Year-Over-Year Change in Company-Owned AWS
	2013 Opens [b]	2012 Opens [b]	2011 Opens & Prior	2012 Acquisitions [d]	Total	2012 Opens [c]	2011 Opens & Prior	AWS Total
Bakery-Cafes	10	59	733	16	818
Q1 13	$61,912	$44,114	$47,068	$58,049	$47,144	-14.1%	3.7%	3.8%

[b] 2013 and 2012 Company-owned AWS excludes acquisition data.

[c] Change in Company-owned AWS in 2013 from 2012 compares 59 bakery-cafes in 2013 against 7 bakery-cafes at the end of the first quarter fiscal 2012.

[d] Represents 16 Panera bakery-cafes in 2012.

	2013 Franchise-Operated AWS By Year Opened				Year-Over-Year Change in Franchise-Operated AWS
	2013 Opens [e]	2012 Opens [e]	2011 Opens & Prior	Total	2012 Opens [f]	2011 Opens & Prior	AWS Total
Bakery-Cafes	12	64	779	855
Q1 13	$51,543	$42,923	$47,084	$46,800	-10.5%	3.0%	2.4%

[e] 2013 and 2012 Franchise-operated AWS excludes acquisition data.

[f] Change in Franchise-operated AWS in 2013 from 2012 compares 64 bakery-cafes in 2013 against 15 bakery-cafes at the end of the first quarter fiscal 2012.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 13	10	12	22	Q1 12	7	15	22
Q2 13				Q2 12	17	16	33
Q3 13				Q3 12	17	19	36
Q4 13				Q4 12	18	14	32
2013 YTD	10	12	22	2012 YTD	59	64	123

AWS - average weekly net sales for the time periods indicated.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 Weeks ended
	January 22, 2013	February 26, 2013	March 26, 2013	March 26, 2013
Company-owned	5.4%	0.8%	4.6%	3.3%
Franchise-operated	5.2%	0.2%	5.3%	3.3%
System-wide	5.3%	0.5%	5.0%	3.3%

Company-owned comparable net bakery-cafe sales growth percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable net bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and if such acquisition date occurred prior to the first day of our prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.